Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2006, except for Notes 14 and 18 to the consolidated financial statements, as to which the dates are April 14 and 17, 2006, relating to the consolidated financial statements of Ortec International, Inc. (a development stage enterprise), which are contained within that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO SEIDMAN, LLP

New York, New York
June 19, 2006